UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☐   Filed by a Party other than the Registrant ☒

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☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to §240.14a-12

INTERVOICE, INC.

(Name of Registrant as Specified In Its Charter)

DAVID W. BRANDENBURG

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The following press release was issued on June 1, 2007 by David W. Brandenburg.

Investor Contacts:

Innisfree M&A Incorporated

Arthur B. Crozier

1-888-750-5834

Media Contacts:

David W. Brandenburg

1-214-498-1000

FOR IMMEDIATE RELEASE

FORMER CHAIRMAN AND CEO OF INTERVOICE (NASDAQ: INTV)

DAVID W. BRANDENBURG FILES PRELIMINARY PROXY MATERIALS TO ELECT

SEVEN NOMINEES TO INTERVOICE’S BOARD OF DIRECTORS

Proposes Slate of Highly Qualified and Very Experienced Nominees

OSPREY, FLORIDA June 1, 2007 – David W. Brandenburg today announced that he has filed with the Securities and Exchange Commission preliminary proxy materials in connection with his nomination of seven highly qualified and very experienced individuals, including himself and Daniel D. Hammond, a co-founder of Intervoice, for election to the Board of Directors of Intervoice, Inc. (NASDAQ: INTV) at Intervoice’s 2007 Annual Meeting of Shareholders. Intervoice’s current board of directors consists of seven members, all of whose one-year terms end at the 2007 Annual Meeting.

Mr. Brandenburg is the beneficial owner of 1,429,162 shares of Intervoice’s common stock which represents approximately 3.7% percent of Intervoice’s issued and outstanding common shares, based upon the amount of shares reported to be issued and outstanding in Intervoice’s Annual Report on Form 10-K for the fiscal year ended February 28, 2007. In addition to being a significant shareholder, Mr. Brandenburg is a former Chairman, CEO and director of Intervoice.

“As a significant shareholder focused on creating greater value for all Intervoice shareholders, I believe that it is time for a change in Intervoice’s direction and in its governance,” said David W. Brandenburg. “In recent months, I have made recommendations to the company in an attempt to assist it in growing its revenues and enhancing its profitability. While I believe that Intervoice has adopted a few of my recommendations and ideas for positioning the company for future growth and profitability, much more remains to be done if Intervoice is going to be able to return greater value to its shareholders. As directors of a reconstituted Board, my nominees will press Intervoice to focus urgently on growing revenues and increasing returns for investors. My nominees will provide fresh thinking, fresh perspectives and fresh ideas.

My fellow Intervoice shareholders should be entitled to the opportunity to vote for an alternative slate of director nominees – that is the opportunity to replace the entire incumbent board with new members with a different base of experience and expertise. Alternatively, if shareholders wish to maintain the status quo, they can vote to re-elect the incumbent directors who are nominated by Intervoice. I believe that just the presence of an alternative slate of director nominees will benefit all shareholders and will increase the likelihood that meaningful actions will be taken to benefit Intervoice and all of its shareholders.”

David W. Brandenburg’s seven director nominees, including himself, together form a highly qualified, very experienced and dedicated team that is committed to positioning the company for long-term growth and profitability and delivering enhanced value for shareholders. If elected, they will be actively engaged in guiding Intervoice’s senior management, and holding them accountable for delivering consistent revenue growth and profitability.

Copies of the preliminary proxy materials of David W. Brandenburg are available at the Securities and Exchange Commission’s website at http://www.sec.gov. They can also be obtained by contacting Innisfree M&A Incorporated by telephone at (888) 750-5834.

IMPORTANT INFORMATION

Shareholders are advised to read the proxy statement and other documents related to the solicitation of proxies from shareholders of Intervoice for use at the 2007 annual meeting when they become available because they will contain important information, including information relating to the participants in such proxy solicitation. When completed, a definitive proxy statement and a form of proxy will be mailed to Intervoice’s shareholders and will be available, along with other relevant documents, at no charge, at the Securities and Exchange Commission’s website at http://www.sec.gov or by contacting Innisfree M&A Incorporated by telephone at (888) 750-5834. Information relating to the participants in such proxy solicitation is contained in the proxy statement filed by David W. Brandenburg.